EXHIBIT 99.1
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Savoir Technology Group Announces Agreement to Acquire Distribution Segment of
REAL Applications' IBM Reseller Business


CAMPBELL, Calif.--(BUSINESS WIRE)--Sept. 9, 1998--Savoir Technology Group, Inc. (NASDAQ National Market - SVTG), a leading midrange systems distributor, today announced that it has signed an agreement to acquire certain assets of REAL Applications, Ltd.'s ("REAL") distribution business from REAL and its parent company, El Camino Resources, Ltd. ("El Camino"). Effective September 8, 1998, the REAL distribution segment will be absorbed by, and operate as a part of, Business Partner Solutions, Inc. ("BPS"), a subsidiary of Savoir that concentrates on distribution sales and support of IBM midrange servers. REAL Applications, Ltd., with headquarters in Woodland Hills, California, will continue to resell IBM AS/400(R) and RS/6000(TM) midrange systems, IBM S/390(R) enterprise systems, high end data storage (including tape automation), and IBM Netfinity(R) servers, as well as midrange software and platform-compatible middleware solutions to the end-user customer community.

In conjunction with this agreement, REAL's direct reseller business will affiliate with BPS and purchase its IBM RS/6000, RS/6000 SP and Netfinity products from BPS.

The total consideration to be paid for REAL Applications' distribution business segment is $12,875,000 in cash, paid at closing. For the most recent twelve months, the distribution business acquired from REAL generated net revenues of approximately $80 million.

"The acquisition of REAL's distribution unit marks a significant milestone in our IBM distribution business," said Scott Munro, Chairman and CEO of Savoir Technology Group. "Combining REAL's distribution business with BPS' base business and steady growth makes Savoir the largest IBM midrange distributor in the world."

"We also see tremendous opportunities in having REAL, IBM's largest direct reseller, as an RS/6000 partner and in establishing a strategic alliance with El Camino," Munro added. "El Camino's expertise in providing solutions and leasing services in the enterprise computing arena are complementary and additive to those offered by Savoir. The addition of REAL's distribution base to our IBM business establishes BPS as the clear leader in the IBM midrange distribution market."

Hal Barlow, Vice President and General Manager of REAL Applications, Ltd. explained the rationale behind the sale of REAL's distribution operations. "Our principal strengths lie in our end user customer relationships. We have come to realize that being an IBM direct end user reseller as well as an IBM distributor will eventually detract from our primary end user focus. At the same time, the RS/6000 marketplace requires significant investments in inventory and integration, both of which are key competencies of BPS' distribution model. Since BPS is an IBM authorized assembler of the RS/6000 and SP lines, we believe that sourcing our requirements from them offers a better opportunity to provide better service to our end-user RS/6000 and SP customer base and satisfy their needs more efficiently."

Savoir Technology Group is an operating company that provides its customers computing solutions to succeed in the complex technology markets in which they operate. Western Micro Technology is a division of Savoir Technology Group, Inc., and Business Partner Solutions, Inc. is a wholly owned subsidiary. MCBA Systems, Inc., a subsidiary of Savoir and operating under the direction of Business Partner Solutions, is a leading distributor of IBM midrange systems. UniDirect/VarCity, a division of Savoir Technology Group, concentrates on software distribution of midrange software products to resellers and Fortune 1000 companies. Savoir Technology Group provides strategic direction, corporate finance resources, and acquisition expertise for the combined entities. The Company additionally supports its operating entities with a state-of-the-art information management system, technical integration centers, and efficient logistical support to enable them to deliver to and service a growing network of customers. For more information, visit Savoir's Web site at www.svtg.com.

El Camino Resources, Ltd., with approximately $700 million in annual net revenue, is one of the largest privately held information technology lessors in the world. Through its subsidiary companies and business units, El Camino is a leading provider of technology solutions, technical support, maintenance, training, disaster recovery services and lease financing. El Camino has direct sales offices across the United States, as well as international operations and affiliations in Australia, Canada, Mexico, Germany, Latin America and the United Kingdom. El Camino can be accessed via the Web at www.elcamino.com.

REAL Applications, Ltd. is El Camino's wholly owned subsidiary, focused on IBM AS/400 and RS/6000 midrange solutions, and IBM S/390 enterprise systems and high end data storage, including tape automation. REAL is the leading direct IBM Solution Provider in the United States and is a six time IBM Premier Business Partner. REAL provides total information technology solutions for customers in the manufacturing, distribution, financial, transportation, health and retail business environments and is an exclusive distributor of Intentia's MOVEX enterprise resource planning application in key western states. REAL has just expanded into Europe with its recent acquisition of a majority interest in becom GmBh, a growing German IBM Business Partner. REAL's Web site is located at www.realapps.com.

When used in this disclosure, the words "estimate," "project," "intend," "expect," and similar expressions are used to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion of certain of such risks, see "Factors Affecting Future Results" contained within the Company's documents filed quarterly with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. There can be assurances that the transaction described above will be completed since it is subject to a number of contingencies. The Company undertakes no obligation to publicly release updates or revisions to these statements.

Note to Editors: Savoir Technology Group and the Savoir Technology Group logo are trademarks of Savoir Technology Group, Inc. Business Partner Solutions, BPS, and the Business Partner Solutions logo are trademarks of Business Partner Solutions, Inc. Western Micro Technology, Western Micro, and the Western Micro logo are registered trademarks of Western Micro Technology, Inc. IBM, IBM AS/400, IBM RS/6000, IBM S/390 and Netfinity are registered trademarks of International Business Machines Corporation and are used under license. All other company and/or product names are the property of their respective holders and should be treated as such.

CONTACT: Savoir Technology Group, Inc.
P. Scott Munro, 408/341-4767
Chairman and CEO
smunro@svtg.com
or
Savoir Technology Group, Inc.
Sandra M. Salah, 408/341-4712
Vice President, Corporate Relations
ssalah@svtg.com